UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: July 1, 2011

(Date of earliest event reported)

ENTEROMEDICS INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-33818

Delaware	48-1293684
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2800 Patton Road, St. Paul, Minnesota 55113

(Address of principal executive offices, including zip code)

(651) 634-3003

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 6, 2011, EnteroMedics Inc. (the “Company”) entered into a Consulting Agreement (the “Consulting Agreement”), effective June 1, 2011, with Anthony P. Jansz, a member of the Company’s Board of Directors. Pursuant to the Consulting Agreement, Mr. Jansz agreed to perform consulting services for the Company’s management with respect to commercialization pertaining to the Company’s business and technology development with special attention to Australian, Asian and European commercial operations. In exchange for these services, Mr. Jansz is entitled to receive (i) a consulting fee of $8,000 Australian dollars, or US$8,584.00 as of July 6, 2011 according to the rate of exchange published by the Reserve Bank of Australia, per month, (ii) reimbursement for actual incidental expenses incurred in performing the agreement not to exceed US$300 per month without the Company’s prior written consent and (iii) a non-qualified stock option to purchase 50,000 shares of the Company’s common stock, which vests in equal monthly installments over a four year period. The stock option was granted by the Board of Directors pursuant to the Company’s 2003 Stock Incentive Plan and has a four-year term and an exercise price equal to the closing price of the Company’s stock on the Nasdaq Capital Market on the date of grant. The Consulting Agreement has a four-year term unless it is earlier terminated or extended by the mutual written agreement of the parties or Mr. Jansz’s duties under the agreement are earlier completed. The Consulting Agreement may be terminated at any time in writing by either party upon 30 day notice or by mutual consent. The Consulting Agreement also includes customary confidentiality, non-competition and assignment of invention provisions. The description of the Consulting Agreement in this Current Report on Form 8-K is qualified in its entirety by reference to the copy of the Consulting Agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.

Other than through the Consulting Agreement and Mr. Jansz’s position as a member of the Company’s board of directors, Mr. Jansz does not have any material relationships with the Company or its affiliates.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On July 1, 2011, the Compensation Committee of the Board of Directors of the Company approved certain changes to the performance objectives under the Company’s Management Incentive Plan, as amended (the “Plan”). A summary of the Plan was previously attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 12, 2008 and a summary of the performance objectives under the Plan for the fiscal year ending December 31, 2011, adopted by the Compensation Committee on January 6, 2011, were previously disclosed on the Company’s Current Report on Form 8-K filed on January 11, 2011.

As revised, the “Base Plan” corporate performance objectives established by the Compensation Committee for fiscal year 2011 consist of: (i) the achievement of certain milestones in 2011 related to the Company’s clinical development, including the commencement and completion of implants for the Company’s U.S. pivotal trial of the Maestro RC System (the “ReCharge trial”) by certain dates and the development of an additional clinical trial; (ii) the achievement of certain milestones in 2011 related to the Company’s commercialization strategy, including obtaining European CE Mark certification for the Maestro RC System, receiving Australian Therapeutic Goods Administration approval of the Maestro RC System and realizing a designated revenue target; (iii) reviewing a reimbursement plan with the Board of Directors and developing a commercialization plan for key European countries and (iv) the achievement of certain financial targets. The “Incremental Plan” corporate performance objectives for fiscal year 2011 consist of: (i) evaluating and presenting to the Board of Directors certain business development plans, (ii) completing and submitting a reimbursement plan for certain countries outside of the United States and (iii) early commencement of the initial implants for the ReCharge trial. The Incremental Plan objectives are designed as an extension of certain Base Plan objectives in order to provide additional incentive for achievement. In the event that some, but not all, of the “Base Plan” or “Incremental Plan” corporate goals are achieved, the Compensation Committee, in its discretion, may determine to award partial or full payment of annual cash incentive compensation.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Consulting Agreement, effective June 1, 2011, by and between the Company and Anthony Jansz

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTEROMEDICS INC.

By:	/s/ Greg S. Lea
Greg S. Lea
Senior Vice President and Chief Financial Officer

Date: July 8, 2011

EXHIBIT INDEX

Exhibit Number	Description

10.1	Consulting Agreement, effective June 1, 2011, by and between the Company and Anthony Jansz.